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                                                                      EXHIBIT 11


                         CHATTEM, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
             (UNAUDITED AND IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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                                                     FOR THE THREE MONTHS         FOR THE SIX MONTHS
                                                          ENDED MAY 31,              ENDED MAY 31,
                                                 -------------------------    --------------------------

                                                      1999          1998          1999            1998
                                                 ------------    ---------    ----------     -----------
NET INCOME:
   Income before extraordinary loss.....          $    6,940    $  10,069     $  10,517      $   10,678
   Extraordinary loss...................              (1,873)      (1,901)       (2,300)         (1,901)
                                                  ----------    ---------     ---------      ----------

     Net income.........................          $    5,067    $   8,168     $   8,217      $    8,777
                                                  ----------    ---------     ---------      ----------
                                                  ----------    ---------     ---------      ----------

COMMON SHARES:
   Weighted average number outstanding..               9,741        9,370         9,726           9,149
   Number issued upon assumed exercise
     of outstanding stock options and
     stock warrants.....................                 371          459           379             399
                                                  ----------    ---------     ---------      ----------
   Weighted average and dilutive potential
     number outstanding.................              10,112        9,829        10,105           9,548
                                                  ----------    ---------     ---------      ----------
                                                  ----------    ---------     ---------      ----------
NET INCOME (LOSS) PER COMMON SHARE:
    Basic:
      Income before extraordinary loss..          $      .71   $     1.07    $     1.08     $      1.17
      Extraordinary loss................                (.19)        (.20)         (.24)           (.21)
                                                  ----------    ---------     ---------      ----------
          Total basic...................          $      .52   $      .87    $      .84     $       .96
                                                  ----------    ---------     ---------      ----------
                                                  ----------    ---------     ---------      ----------
    Diluted:
      Income before extraordinary loss..          $      .69   $     1.02    $     1.04     $      1.12
      Extraordinary loss................                (.19)        (.19)         (.23)           (.20)
                                                  ----------    ---------     ---------      ----------
          Total diluted.................          $      .50   $      .83    $      .81     $       .92
                                                  ----------    ---------     ---------      ----------
                                                  ----------    ---------     ---------      ----------
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